                                                                   EXHIBIT 10(i)




                      AMENDMENT TO THE EMERSON ELECTRIC CO.
                         CONTINUING COMPENSATION PLAN FOR
                             NONMANAGEMENT DIRECTORS
                             -----------------------


     WHEREAS, Emerson Electric Co. ("Company") adopted the Emerson Electric Co. Continuing Compensation Plan for nonmanagement Directors ("Plan"); and

     WHEREAS, the Company desires to amend the Plan effective as of February 6, 1996;

     The first clause of Section III.2 is deleted and replaced with the following:

     "The Benefit Rate will be paid for the life of the director commencing with the first day of the month coincident with or next following the later of his or her termination of service as a director, or his or her attainment of age 72;"

     IN WITNESS WHEREOF, the foregoing amendment was adopted by the Board of Directors on February 6, 1996.